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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) February 8, 2001.



                              STONEPATH GROUP, INC.
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               (Exact name of registrant as specified in charter)



       Delaware                       0-26929                  65-0867684
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(State or other jurisdic-     (Commission File Number)       (IRS Employer
 tion of incorporation)                                    Identification No.)


Two Penn Center Plaza, Suite 605, Philadelphia, PA                     19102
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(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code 215-564-9190
                                                  -------------


                  1085 Mission Street, San Francisco, CA 94103
               --------------------------------------------------
         (Former name or former address, if changed since last report.)

                      ------------------------------------


                     Exhibit Index appears on Page 5 hereof


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Item 5. Other Events.

         On February 8, 2001, Stonepath Group, Inc., a Delaware corporation (the "Company"), received the consent of the holders of at least two thirds of the issued and outstanding shares of its Series C Convertible Participating Preferred Stock (the "Preferred Stock") to modify certain provisions set forth in the Series C Preferred Stock Purchase Agreements (the "Purchase Agreements") which the Company had entered into with the holders of the Preferred Stock on March 3, 2000. Exhibit B to the Purchase Agreements, which describes permitted uses of the proceeds from the sale of the Preferred Stock, was amended to permit any investments made in the ordinary course of the Company's business, as from time-to-time determined by its Board of Directors, or for any other business purpose approved by the Board of Directors. Previously, Exhibit B to the Purchase Agreements generally limited the Company's use of these proceeds to investments in early-stage Internet companies.

         In exchange for this consent, together with the agreement of the holders of the Preferred Stock to convert their shares of Preferred Stock into shares of the Company's common stock as described below, the Company has agreed, as of July 18, 2002, to:

         (i) issue to the holders of its Preferred Stock as of July 18, 2002, warrants to purchase up to a maximum of 3.0 million shares (less the number of Closing Warrants whose exercise price is reduced as described below) of the Company's common stock at an exercise price of $1.00 per share (the "New Warrants") if the then-effective conversion price of the Preferred Stock is greater than the lesser of (a) $6.00 per share; or (b) the market price of the Company's common stock at such time (but not less than $5.00 per share); and

         (ii) reduce to $1.00 per share the exercise price of the existing warrants to purchase approximately 400,000 shares of the Company's common stock held by the holders of the Preferred Stock as of July 18, 2002 (the "Closing Warrants").

Also, as of July 18, 2002, as a condition to receiving the New Warrants and the reduction in the exercise price of the Closing Warrants, the holders of the Preferred Stock will convert their shares of Preferred Stock into shares of the Company's common stock according to the terms set forth in the Certificate of Designations of Powers, Preferences and Rights of the Series C Convertible Participating Preferred Stock (the "Certificate of Designations"). The holders of the Preferred Stock will be permitted to exercise the New Warrants for a period of three years from their date of issuance. The New Warrants will have registration rights subject to the general terms and conditions set forth in the Registration Rights Agreement dated March 3, 2000 executed in connection with the issuance of the Preferred Stock. The New Warrants will have antidilution rights which are substantially similar to those set forth in the Closing Warrants which were issued on March 3, 2000. The New Warrants will also be subject to mandatory exercise upon 30 days written notice from the Company if the Company's common stock trades at least $.50 or more above the average conversion/exercise price of the Preferred Stock, New Warrants and Closing Warrants (the "Blended Effective Price") on the date on which the New Warrants are issued and the underlying shares of common stock are covered by an effective registration statement.

         The Certificate of Designations, the Registration Rights Agreement, the Form of Closing Warrant and the Purchase Agreements are each filed as exhibits to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 17, 2000.

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         Based upon the Company's current capital structure and assuming issuance of the maximum number of New Warrants, the cumulative effect of these actions will be to reduce the Blended Effective Price from $12.00 per share to approximately $6.29 per share, and to increase the beneficial ownership of the Company by the holders of the Preferred Stock from approximately 13% to approximately 19% on a fully diluted basis.

         The Company obtained the consent of the holders of its Preferred Stock so that it may use the proceeds from the original sale of the Preferred Stock to implement a new business strategy whereby it will seek to acquire operating companies that will increase their efficiency and profitability by adopting new technologies, new business tools and innovative business practices.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits

         10.58 Form of Letter Agreement with Holders of the Company's Series C Convertible Preferred Stock.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       STONEPATH GROUP, INC.



Date: February 22, 2001                By:  /s/ Andrew P. Panzo
                                           -----------------------------------
                                           Name:  Andrew P. Panzo
                                           Title: Chairman and Chief Executive
                                                      Officer

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                                  EXHIBIT INDEX

No.

EX-10.58 Form of Letter Agreement with Holders of the Company's Series C Convertible Preferred Stock.





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